Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 4, 2021

Mynaric AG,

Dornierstraße 19,

82205 Gilching, Germany.

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the registration statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof.

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “U.S. Taxation” in the prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8 to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP